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NIKE, INC. REPORTS FISCAL 2017 FIRST QUARTER RESULTS

•	Revenues up 8 percent to $9.1 billion; 10 percent growth excluding currency changes*

•	Diluted earnings per share up 9% to $0.73 compared to prior year

•	Worldwide futures orders up 5 percent; 7 percent growth excluding currency changes

•	Inventories as of August 31, 2016 up 11 percent

BEAVERTON, Ore., Sept. 27, 2016 - NIKE, Inc. (NYSE:NKE) today reported fiscal 2017 financial results for its first quarter ended August 31, 2016. Strong global demand drove double-digit currency-neutral revenue growth internationally in the first quarter and six percent revenue growth in North America.

Diluted earnings per share for the quarter were $0.73, up 9 percent driven by strong revenue growth, operating overhead leverage, a lower effective tax rate and a lower average share count partially offset by a gross margin decline and higher demand creation expense in an Olympic quarter.

“Fueled by an incredible summer of sport, NIKE delivered strong global growth-and led the industry through disruptive innovation,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Q1 also showed how we’re amplifying every category through sports style innovation, transforming retail by connecting the digital and physical experience and ushering in a new Era of Personalized Performance - through product, consumer connections and our supply chain. NIKE’s strategic investments in these growth opportunities continue to deliver long-term value to our shareholders.”**

First Quarter Income Statement Review

•	Revenues for NIKE, Inc. rose 8 percent to $9.1 billion, up 10 percent on a currency-neutral basis.

◦
Revenues for the NIKE Brand were $8.5 billion, up 10 percent on a currency-neutral basis driven by double-digit growth in Greater China, Western Europe, Emerging Markets, Central & Eastern Europe and Japan, including strong growth in Sportswear, Running and the Jordan Brand.

◦	Revenues for Converse were $574 million, up 4 percent on a currency-neutral basis, mainly driven by growth in North America which was slightly offset by declines in Europe and Asia Pacific.

•
Gross margin declined 200 basis points to 45.5 percent as higher average selling prices were more than offset by several temporary or discrete items including foreign exchange, a shift of expenses from Operating Overhead to Cost of Goods Sold, a higher off-price mix and the impact of exiting the Golf equipment business.

•
Selling and administrative expense increased 12 percent to $2.9 billion. Demand creation expense was $1.0 billion, up 25 percent, reflecting investments in key sports events. Operating overhead expense increased 6 percent to $1.9 billion, reflecting continued growth in the Direct-to-Consumer (DTC) business, and targeted investments in operational infrastructure and consumer-focused digital capabilities.

•
Other income, net was $62 million, primarily comprised of net foreign currency exchange gains. For the quarter, the Company estimates the year-over-year change in foreign currency-related gains and losses included in other income, net, combined with the impact of changes in exchange rates on the translation of foreign currency-denominated profits, increased pretax income by approximately $3 million.

•
The effective tax rate was 2.5 percent, compared to 18.4 percent for the same period last year, primarily due to a one-time benefit related to the resolution with the U.S. Internal Revenue Service of a foreign tax credit matter.

•
Net income increased 6 percent to $1.2 billion as revenue growth and a lower effective tax rate more than offset lower gross margin and higher demand creation expense, while diluted earnings per share increased 9 percent from the prior year to $0.73 reflecting nearly a 3 percent decline in the weighted average diluted common shares outstanding.

August 31, 2016 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.9 billion, up 11 percent from August 31, 2015, driven by a 3 percent increase in NIKE Brand wholesale unit inventories, increases in average product cost per unit, and growth in the DTC business.

•
Cash and short-term investments were $4.8 billion, $621 million lower than last year as growth in net income and proceeds from the issuance of debt in the second quarter of fiscal 2016 were more than offset by share repurchases, investments in working capital and infrastructure, higher dividends, and a reduction in collateral received from counterparties to foreign currency hedging instruments.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 19.0 million shares for approximately $1.1 billion as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of August 31, 2016, a total of 39.0 million shares had been repurchased under this program for approximately $2.2 billion.

Futures Orders

As of August 31, 2016, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2016 through January 2017 totaled $12.3 billion, 5 percent higher than orders reported for the same period last year, and 7 percent higher on a currency-neutral basis.**

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 27, 2016, to review fiscal first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 4, 2016.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

**
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures, “at once” and closeout orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%
(Dollars in millions, except per share data)	8/31/2016	8/31/2015	Change
Revenues	$9,061	$8,414	8%
Cost of sales	4,938	4,419	12%
Gross profit	4,123	3,995	3%
Gross margin	45.5%	47.5%

Demand creation expense	1,041	832	25%
Operating overhead expense	1,856	1,745	6%
Total selling and administrative expense	2,897	2,577	12%
% of revenue	32.0%	30.6%

Interest expense (income), net	7	4	—
Other (income) expense, net	(62)	(31)	—
Income before income taxes	1,281	1,445	-11%
Income tax expense	32	266	-88%
Effective tax rate	2.5%	18.4%

NET INCOME	$1,249	$1,179	6%

Earnings per common share:
Basic	$0.75	$0.69	9%
Diluted	$0.73	$0.67	9%

Weighted average common shares outstanding:
Basic	1,672.0	1,709.0
Diluted	1,708.9	1,754.5

Dividends declared per common share	$0.16	$0.14

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	August 31,	August 31,	% Change
(Dollars in millions)	2016	2015
ASSETS
Current assets:
Cash and equivalents	$2,659	$3,246	-18%
Short-term investments	2,128	2,162	-2%
Accounts receivable, net	3,526	3,288	7%
Inventories	4,896	4,414	11%
Prepaid expenses and other current assets	1,380	1,751	-21%
Total current assets	14,589	14,861	-2%
Property, plant and equipment, net	3,572	3,112	15%
Identifiable intangible assets, net	284	281	1%
Goodwill	139	131	6%
Deferred income taxes and other assets[1]	2,572	2,376	8%
TOTAL ASSETS	$21,156	$20,761	2%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$44	$106	-58%
Notes payable	22	23	-4%
Accounts payable	2,088	1,933	8%
Accrued liabilities[1]	3,147	3,142	0%
Income taxes payable	62	75	-17%
Total current liabilities	5,363	5,279	2%
Long-term debt	1,993	1,072	86%
Deferred income taxes and other liabilities[1]	1,635	1,516	8%
Redeemable preferred stock	—	—	—
Shareholders' equity	12,165	12,894	-6%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,156	$20,761	2%
[1] During the fourth quarter of fiscal 2016, NIKE, Inc. adopted Accounting Standards Update No. 2015-17, which requires all deferred tax assets and deferred tax liabilities to be classified as non-current. All periods presented have been updated to reflect these changes.

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2016	8/31/2015	Change
North America
Footwear	$2,518	$2,366	6%	7%
Apparel	1,317	1,247	6%	6%
Equipment	196	186	5%	5%
Total	4,031	3,799	6%	6%
Western Europe
Footwear	1,147	1,128	2%	4%
Apparel	531	434	22%	26%
Equipment	85	79	8%	10%
Total	1,763	1,641	7%	10%
Central & Eastern Europe
Footwear	270	238	13%	19%
Apparel	138	133	4%	12%
Equipment	32	30	7%	16%
Total	440	401	10%	16%
Greater China
Footwear	710	599	19%	25%
Apparel	269	246	9%	15%
Equipment	41	41	0%	4%
Total	1,020	886	15%	21%
Japan
Footwear	166	122	36%	17%
Apparel	60	43	40%	21%
Equipment	19	14	36%	12%
Total	245	179	37%	18%
Emerging Markets
Footwear	661	670	-1%	12%
Apparel	234	238	-2%	12%
Equipment	50	58	-14%	-2%
Total	945	966	-2%	11%
Global Brand Divisions[2]	15	26	-42%	-30%
Total NIKE Brand	8,459	7,898	7%	10%
Converse	574	555	3%	4%
Corporate[3]	28	(39)	—	—
Total NIKE, Inc. Revenues	$9,061	$8,414	8%	10%

Total NIKE Brand
Footwear	$5,472	$5,123	7%	10%
Apparel	2,549	2,341	9%	12%
Equipment	423	408	4%	6%
Global Brand Divisions[2]	15	26	-42%	-30%
[1] Fiscal 2017 results have been restated using fiscal 2016 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[2] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2016	8/31/2015	Change
North America	$1,004	$1,042	-4%
Western Europe	392	485	-19%
Central & Eastern Europe	81	98	-17%
Greater China	371	330	12%
Japan	50	36	39%
Emerging Markets	171	258	-34%
Global Brand Divisions[2]	(771)	(624)	-24%
TOTAL NIKE BRAND	1,298	1,625	-20%
Converse	153	147	4%
Corporate[3]	(163)	(323)	50%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	1,288	1,449	-11%
Interest expense (income), net	7	4	—
TOTAL INCOME BEFORE INCOME TAXES	$1,281	$1,445	-11%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense and is considered a non-GAAP financial measure.

[2] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[3] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of August 31, 2016

	Reported Futures Orders	Excluding Currency Changes[2]

North America	1%	1%
Western Europe	4%	9%
Central & Eastern Europe	9%	9%
Greater China	15%	19%
Japan	26%	11%
Emerging Markets	6%	10%
Total NIKE Brand Reported Futures	5%	7%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from September 2016 through January 2017. NIKE Brand reported futures include (1) orders from external wholesale customers and (2) internal orders from our DTC in-line stores and e-commerce operations which are reflected at prices that are comparable to prices charged to external wholesale customers. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders, and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, all sales of NIKE Brand equipment, the difference between retail sales and internal orders from our DTC in-line stores and e-commerce operations, and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.